UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           ---------------------------


                                   FORM 8-A/A
                                 AMENDMENT NO. 2


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           Lexmark International, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                           06-1308215
----------------------------                          -------------------------
  (State of Incorporation                                 (I.R.S. Employer
      or Organization)                                   Identification no.)


One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky   40550
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. X
                                                  ---

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.
                                                  ---

Securities Act registration statement file number to which this
form relates:      None
              --------------
              (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                           Name of Each Exchange on Which Each
Title of Each Class to be so Registered        Class is to be Registered
---------------------------------------    -------------------------------------
   Preferred Stock Purchase Rights              New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:   None
                                                                    ------
                                                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                    On December 2, 2003, the Board of Directors of Lexmark International, Inc., as successor by merger to Lexmark International Group, Inc. (the "Company"), further amended and restated the Amended and Restated Rights Agreement dated as of February 11, 1999, as amended, between the Company and The Bank of New York, as Rights Agent (as further amended and restated, the "Second Amended and Restated Rights Agreement").

                    The amendments contained in the Second Amended and Restated Rights Agreement consist of the following: (i) the provision requiring that there be Independent Directors in office and a majority of those Independent Directors concur in the redemption of the outstanding Rights has been eliminated;
                    (ii) the amendment provision requiring that there be Independent Directors in office and a majority of those
                    Independent Directors concur in any amendment to lengthen the time period during which Rights may be redeemed following the Shares Acquisition Date has been eliminated; and (iii) all references to Lexmark International Group, Inc. and ChaseMellon Shareholder Services, L.L.C. have been changed to Lexmark International, Inc. (as successor to Lexmark International Group, Inc. by merger) and The Bank of New York (as successor to ChaseMellon Shareholder Services, L.L.C. by appointment), respectively. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Rights Agreement filed herewith as Exhibit 1, which Exhibit is hereby incorporated herein by reference.


ITEM 2.  EXHIBITS

         1 Amended and Restated Rights Agreement, dated as of December 2, 2003, by and between Lexmark International, Inc. and The Bank of New York, as Rights Agent.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                            LEXMARK INTERNATIONAL, INC.


                            By:       /s/ Gary E. Morin
                                      --------------------------------------
                                      Name:  Gary E. Morin
                                      Title:  Executive Vice President and Chief
                                                Financial Officer
Date: December 22, 2003

                                  EXHIBIT INDEX


Exhibits:

1 Amended and Restated Rights Agreement, dated as of December 2, 2003, by and between Lexmark International, Inc. and The Bank of New York, as Rights Agent.